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                                                                      EXHIBIT 8B


                      [BLAKE, CASSELS & GRAYDON LETTERHEAD]



                                                      25, Commerce Court West
                                                      Toronto, Ontario, Canada
                                                      M5L 1A9

                                                      Deliveries: 28th floor
                                                      Telephone: (416) 863-2400
                                                      Facsimile: (416) 863-2653
                                                      http://www.blakes.ca

                                                      Reference:  56294/187
August 12, 1999


Newcourt Credit Group Inc.
Newcourt Centre
207 Queens Quay West
Suite 700
Toronto, Ontario
M5J 1A7

The Chase Manhattan Bank
as Indenture Trustee on behalf of the holders of the Replacement Notes (as defined below)
450 West 33rd Street
New York, New York 10001



Dear Ladies and Gentlemen:

     Re: Issue of U.S.$300,000,000 7.125% Exchange Notes, Series A Due December
         17, 2003
 -------------------------------------------------------------------------------

     We have acted as special Canadian tax counsel to Newcourt Credit Group Inc., an Ontario corporation ("Newcourt" or the "Corporation") in connection with Newcourt's offer, pursuant to a prospectus dated the date hereof (the "Prospectus"), to replace $300,000,000 aggregate principal amount of 7.125% Notes, Series A due December 17, 2003 (the "Notes") issued pursuant to an Offering Memorandum dated December 15, 1998 (the "Offering Memorandum") with U.S.$300,000,000 aggregate principal amount of 7.125% Exchange Notes, Series A due December 17, 2003 (the "Replacement Notes"). The Replacement Notes are not being offered to residents of Canada. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Offering Memorandum.

     As special Canadian tax counsel to the Corporation, we have reviewed the Prospectus and have participated, to the extent necessary in that capacity, together with Winston & Strawn, counsel to the Initial Purchasers, in the preparation of the following documents:

     (a) the Trust Indenture dated as of December 15, 1998 between the Corporation and The Chase Manhattan Bank, as trustee;

     (b)  the Offering Memorandum; and

     (c) a resolution of the Executive Committee of the Board of Directors of the Corporation dated December 15, 1998 which, inter alia, authorizes the Corporation to borrow money by the issue and sale of the Series A Notes.

     We have also reviewed an executed copy of, but not participated in the preparation of, the following documents:







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BLAKE, CASSELS & GRAYDON                                                  PAGE 2



     (i) the Purchase Agreement dated December 8, 1998 among the Corporation, AT&T Capital Corporation and Lehman Brothers Inc., as representative of the Initial Purchasers; and

     (ii) the Registration Rights Agreement dated as of December 15, 1998 among the Corporation, AT&T Capital Corporation and Lehman Brothers Inc., as representative of the Initial Purchasers.

     For the purposes of the opinion set forth below, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

     In delivering the opinion set forth below, we have relied upon a reliance letter dated the date hereof and a letter of opinion dated December 15, 1998 from Winston & Strawn, and addressed to us and to the Corporation, respectively.

     Furthermore, in delivering our opinion, we have relied upon the current provisions of the Income Tax Act (Canada) (the "Tax Act"), the regulations thereunder (the "Regulations") and the Canada-United States Income Tax Convention, 1980 (the "Convention"), in force as at the date hereof, all specific proposals to amend the Tax Act and the Regulations publicly announced by the Department of Finance (Canada) prior to the date hereof and our understanding as to changes to such proposals which will be recommend by the Department of Finance (Canada) (the "Proposed Amendments") and our understanding of the published administrative and assessing practices of Revenue Canada, Customs, Excise & Taxation as at the date hereof. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed or at all. Except for the Proposed Amendments, the opinion set forth below does not take into account or anticipate any changes in law or administrative practice, whether by legislative, governmental or judicial action, which may occur on or after the date hereof, nor does it take into account Canadian provincial or territorial or any non-Canadian tax considerations, which may differ significantly from those discussed herein.

     The opinion set forth below applies only to a person (a "Holder") who acquires Replacement Notes pursuant to the Prospectus in replacement of Notes acquired pursuant to the Offering Memorandum and who, for purposes of the Tax Act and the Convention and at all relevant times, is resident in the United States and not resident or deemed to be resident in Canada, deals at arm's length with the Corporation, holds Replacement Notes as capital property, does not use or hold and is not deemed to use or hold Replacement Notes in or in the course of carrying on a business in Canada and, in the case of such a person who carries on an insurance business in Canada and elsewhere, establishes that the Replacement Notes are not effectively connected with its Canadian insurance business.






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BLAKE, CASSELS & GRAYDON                                                  PAGE 3


     The opinion hereafter expressed is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     Based and relying on the foregoing and subject to the qualifications expressed herein and in the Prospectus, we are of the opinion that, as at the date hereof, the statements contained in the section of the Prospectus titled "Canadian Federal Income Tax Considerations", to the extent that they concern matters of Canadian federal income tax law, are correct in all material respects.
               We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

     This opinion letter is addressed to you solely for your benefit in connection with the replacement of the Notes with the Replacement Notes further to the Prospectus and is limited in all respects to (i) the specific issues addressed herein, and (ii) laws and interpretations thereof existing on the date hereof. We do not undertake to update this opinion to account for changes in such laws or interpretations on or after the date hereof. This opinion may be relied upon by you solely in connection with the transactions contemplated herein and is not to be relied upon by any other person or for any other purpose.


                                         Yours very truly,


                                         /s/ BLAKE, CASSELS & GRAYDON